UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Commission File Number: 333-200629

EMERALD DATA INC.

(Exact name of Registrant as specified in its charter)

Nevada	35-2513795

(State of incorporation)	(IRS Employer Identification No.)

Atbrivosanas Aleja 5, Rezekne, Latvia

Address of Principle Executive Office

(702) 757-1148

Registrant’s telephone number, including area code

Date of Report (Date of earliest event reported):

July 5th, 2017

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.01 – CHANGE IN CONTROL OF REGISTERANT.

On July 5th, 2017, Janis Kalnins, the Company's Director and CEO, completed a transaction with New Million Global Holdings Limited, by which they acquired 3,310,000 shares of common stocks, representing 66% ownership of the Company. New Million Global Holdings Limited paid $255,623.00 in cash.

ITEM 5.02 – DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On July 5th, 2017, Mr. Kalnins resigned from his official positions as Director and CEO of the Company, and on the same day the shareholders of the Corporation voted Mr. Michael Veng Kun Lun as Director, and CEO, and Mr. Teck Sion Lim as CFO.

Mr. Veng Kun Lun, aged 55, has more than 25 years experience in the marketing and sales industry. He is CEO of New Asia Energy, Inc., and was formerly Sales Manager of Jardine Office Solution, Macau; Founder and Director of All-In-One Officer Solution Co Ltd. He also was the founder and president of Green Environment Protection Association of Macau. In 2015, he was invited to be the Advisor of Overseas Chinese Federation of Fangchengang & Baise City in Guanxi, China. Mr. Lun holds a Diploma in Business Management from the Hong Kong Management Association.

Mr. Lim, 44, holds a Diploma in Business and Management from KDU College, Malaysia. Prior to joining the company, he was a unit sales manager of Great Eastern Life Assurance (M) Berhad, Malaysia. He was awarded the Million Dollar Producer Club in 1995, 1996 and 1997, and Supremacy Award winner of year 2000, 2001 and 2002. Mr. Lim brings more than 20 years of managerial experience in executive level finance to the Company.

ITEM 9.01 EXHIBITS

(d) Exhibits.

10.1	Shareholder’s Resolution
10.2	Resignation of Janis Kalnins

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 11th, 2017

EMERALD DATA INC.

/s/ Veng Kun Lun
By:	Veng Kun Lun, CEO